Exhibit 99.1

MedAvail Announces Technology Partnership with Progressive Care, Inc

MIAMI & MISSISSAUGA, Ontario & PHOENIX—(BUSINESS WIRE)— MedAvail Holdings, Inc. (Nasdaq: MDVL) (“MedAvail”) a technology-based retail pharmacy company, and Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care”) a personalized healthcare services and technology company, are excited to announce a technology agreement to deploy five MedAvail MedCenters in Florida.

MedAvail MedCenter’s unique medication dispensing technology will allow PharmcoRx, a subsidiary of Progressive Care, to provide pharmacy services in any state where Board of Pharmacy laws allow remote medication dispensing through digitally integrated kiosks. Patients visiting these care sites in the future will be able to consult virtually with a pharmacist and fill their prescriptions at the point of care through a touch screen, eliminating the need to make a separate trip to a pharmacy.

“Our partnership with MedAvail will further strengthen our ongoing commitment towards creating a more convenient, quicker, and secure way for patients to receive their medication. With the implementation of MedCenter’s wide-ranged pharmaceutical technology, it will further allow PharmcoRx pharmacies to thoroughly expand their prestigious concierge pharmacy services to a variety of states that permit the dispensing of remote medication. Patients who visit our clinical sites, long term care facilities or strategic healthcare locations in the future will be able to consult with our very own virtual pharmacist, give patients the satisfaction of having their prescriptions filled with the click of a button saving patients a trip to the pharmacy and allow caregivers in the LTC setting to administer lifesaving medications swiftly,” said Birute Norkute, COO of Progressive Care.

“We look forward to working with PharmcoRx and offering our differentiated technology solution to serve their patients with quick and convenient access to pharmacy services,” said Mark Doerr, Chief Executive Officer at MedAvail. “One of our top priorities is to expand our technology business segment, and we are pleased to be broadening the reach of our MedCenter technology with this new partnership with Progressive Care.”

About Progressive Care

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

About MedAvail

MedAvail Holdings, Inc. (NASDAQ: MDVL) is a technology-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform, the MedAvail MedCenter, and home delivery operations, to Medicare clinics. MedAvail helps patients to optimize drug adherence, resulting in better health outcomes. Learn more at www.medavail.com.

SOURCE MedAvail Holdings, Inc.

View source version on businesswire.com: https://www.businesswire.com/news/home/20221026005283/en/

Investor Relations (MedAvail Holdings, Inc.)

Ji-Yon Yi
Gilmartin Group
ir@medavail.com

Investor Relations (Progressive Care, Inc)

Carlos Rangel
carlosr@pharmcorx.com

Source: MedAvail Holdings Inc.